SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          Palmetto Bancshares, Inc.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                           PALMETTO BANCSHARES, INC.
                              301 Hillcrest Drive
                                 P. O. Box 49
                         Laurens, South Carolina 29360











      To Our Shareholders:

         You are cordially invited to attend the Annual Meeting of Shareholders of Palmetto Bancshares, Inc. to be held on April 20, 1999, at 3:00 p.m. at The Palmetto Bank, Corporate Center, 301 Hillcrest Drive, Laurens, South Carolina.

         The attached Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of Palmetto Bancshares, Inc., as well as representatives of KPMG Peat Marwick LLP, our independent auditors, will be present to respond to any questions shareholders may have.

         To ensure proper representation of your shares at the Annual Meeting, please sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote will be counted if you are unable to attend.


                                        Sincerely,




                                        L. LEON PATTERSON
                                        CHAIRMAN AND
                                        CHIEF EXECUTIVE OFFICER

                           PALMETTO BANCSHARES, INC.
                              301 Hillcrest Drive
                                 P. O. Box 49
                         Laurens, South Carolina 29360






                   ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 20, 1999
                   ----------------------------------------

TO THE SHAREHOLDERS OF PALMETTO BANCSHARES, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Palmetto Bancshares, Inc. (the "Company") will be held on April 20, 1999, at 3:00 p.m. at The Palmetto Bank, Corporate Center, 301 Hillcrest Drive, Laurens, South Carolina, for the following purposes:

   1. To elect four Directors to hold office until their respective terms expire or until their successors are duly elected and qualified.

   2. To consider and act on a proposal to amend the Company's Articles of Incorporation to establish certain relevant factors to be considered by the Board of Directors in evaluating extraordinary corporate transactions (the "Relevant Factors Amendment").

   3. To consider and act on a proposal to amend the Company's Articles of Incorporation to provide that a director may be removed prior to expiration of his or her term only for cause (the "Removal of Directors Amendment").

   4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

   Shareholders of record at the close of business on March 5, 1999 will be entitled to vote at the Annual Meeting.


                                        By Order of the Board of Directors,




                                        L. LEON PATTERSON
                                        CHAIRMAN

Laurens, South Carolina
March 19, 1999

     PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU WISH, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                           PALMETTO BANCSHARES, INC.
                              301 HILLCREST DRIVE
                                 P. O. Box 49
                         Laurens, South Carolina 29360



                               ----------------
                                PROXY STATEMEMT
                               ----------------
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 20, 1999

     This Notice of Annual Meeting, Proxy Statement and Proxy (these "Proxy Materials") are being furnished to shareholders in connection with a solicitation of proxies by the Board of Directors of Palmetto Bancshares, Inc. (the "Company"). This solicitation is being made in connection with the Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 20, 1999, at 3:00 p.m. at The Palmetto Bank, Corporate Center, 301 Hillcrest Drive, Laurens, South Carolina.


VOTING MATTERS

     Shareholders of record as of the close of business on March 5, 1999 will be entitled to vote at the Annual Meeting. At the close of business on March 5,1999, there were 3,102,795 shares of the Company's $5.00 par value common stock ("Common Stock") outstanding. Holders of Common Stock are entitled to one vote per share on each of the matters presented at the Annual Meeting or any adjournments thereof. Shares may be voted in person or by proxy. The presence, either in person or by proxy, of holders of shares representing fifty-one percent of the outstanding shares of stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.


REVOCABILITY OF PROXY

     Shares represented by a properly executed proxy in the accompanying form and given by a shareholder, and not revoked, will be voted in accordance with such instructions. As stated in the Proxy, if a returned Proxy does not specify otherwise, the shares represented thereby will be voted in favor of the proposals set forth herein. Proxies may be revoked at any time prior to their being voted at the Annual Meeting by oral or written notice to Palmetto Bancshares, Inc., 301 Hillcrest Drive, P. O. Box 49, Laurens, South Carolina 29360, Attn: Teresa M. Crabtree, Corporate Secretary, (864) 984-8321, or by execution and delivery of a subsequent proxy or by attendance and voting in person at the Annual Meeting.


SOLICITATION OF PROXIES

     This solicitation of proxies is being made by the Company, and the Company will bear the cost of this proxy solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Proxies will be solicited principally through these Proxy Materials. Proxies may also be solicited by telephone or through personal solicitation conducted by regular employees of the Company. Banks, brokers and other custodians are requested to forward proxy solicitation material to their customers where appropriate, and the Company will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses in sending the proxy material to beneficial owners of the shares.

                             ELECTION OF DIRECTORS
                              ITEM 1 ON THE PROXY

NOMINATIONS FOR ELECTION OF DIRECTORS

     The Company's Board of Directors is currently comprised of twelve persons. The Board of Directors is divided into three classes of Directors with each class being elected for staggered three-year terms. Directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes with respect to Nominees (as defined below) will not be considered to be either affirmative or negative votes.


IDENTIFICATION OF NOMINEES

     Management proposes to nominate to the Board of Directors the four persons listed as nominees (the "Nominees") in the table below. Each of the Nominees is currently serving as a Company Director. Each Nominee, if elected, will serve until the expiration of his respective term and until such Nominee's successor is duly qualified. Unless authority to vote with respect to the election of one or more Nominees is "WITHHELD," it is the intention of the persons named in the accompanying Proxy to vote such Proxy for the election of these Nominees. Management believes that all such Nominees will be available and able to serve as Directors. However, should any Nominee become unable to accept nomination or election, it is the intention of the person named in the Proxy, unless otherwise specifically instructed in the Proxy, to vote for the election of such other persons as management may recommend.

     The following table sets forth the names and ages of the four Nominees for Directors and the Directors continuing in office, the positions and offices with the Company held by each such person, and the period that each such person has served as a Director of the Company.



                                                             POSITION OR                       DIRECTOR
NAME                               AGE                 OFFICE WITH THE COMPANY                  SINCE
-------------------------------   -----   -------------------------------------------------   ---------
NOMINEES FOR DIRECTORS
                                                      TERMS TO EXPIRE IN 2002
John T. Gramling, II               57                         Director                          1984
James M. Shoemaker, Jr.            66                         Director                          1984
Paul W. Stringer                   55     Director, President and Chief Operating Officer       1986
Edward K. Snead                    39                         Director                          1997
DIRECTORS CONTINUING IN OFFICE
                                                       TERMS EXPIRING IN 2000
James A. Cannon                    70                         Director                          1975
L. Leon Patterson                  57           Director, Chairman of the Board and             1971
                                                      Chief Executive Officer
J. David Wasson, Jr.               53                         Director                          1979
William S. Moore                   53                         Director                          1997
                                                       TERMS EXPIRING IN 2001
W. Fred Davis, Jr.                 55                         Director                          1978
David P. George, Jr.               58                         Director                          1973
Michael D. Glenn                   58                         Director                          1994
Ann B. Smith                       38                         Director                          1997

BUSINESS EXPERIENCE OF NOMINEES AND DIRECTORS

     Mr. Gramling has served as Vice President and Secretary of Gramling Brothers, Inc., a diversified orchard business, since 1965, and has been the President of Gramling Brothers, Inc. Real Estate, a real estate sales and development company in Gramling, South Carolina, since 1970.

     Mr. Shoemaker has been a member with the law firm of Wyche, Burgess, Freeman and Parham, P.A., in Greenville, South Carolina, since 1965. Mr. Shoemaker also serves as a director of One Price Clothing Stores, Inc., Ryan's Family Steak Houses, Inc., and Span-America Medical Systems, Inc.

     Mr. Stringer has served as President and Chief Operating Officer of the Company since April 1994 and as President and Chief Operating Officer of The Palmetto Bank, since March 1986. From April 1990 to April 1994, he served as Executive Vice President of the Company, and from 1982 to April 1990 he served as Vice President of the Company. Mr. Stringer also has served as Executive Vice President of The Palmetto Bank from May 1981 to February 1986, as Senior Vice President from July 1978 to April 1981, and as Vice President from January 1977 to June 1978. Mr. Stringer also serves as Vice Chairman of the South Carolina Student Loan Corporation and a trustee of the South Carolina Bankers Employee Benefit Trust. Mr. Stringer served as Chairman of the South Carolina Bankers Association from 1996-1997, and is currently a director.

     Mr. Snead was appointed as Director in September 1997. Mr. Snead is the owner and President of Snead Builders Supply Company, Incorporated in Greenwood, South Carolina.

     Mr. Cannon has been a consultant to Cannon Funeral Home in Fountain Inn, South Carolina since 1989.

     Mr. Patterson has served as Chairman of the Board and Chief Executive Officer of the Company since April 1990 and as Chairman of the Board and Chief Executive Officer of The Palmetto Bank, a wholly-owned subsidiary of the Company ("The Palmetto Bank"), since March 1986. From April 1990 to April 1994, he served as Chairman of the Board and President of the Company, and from 1982 to April 1990 he served as President of the Company. Mr. Patterson also served as Chairman and President of The Palmetto Bank from January 1978 to February 1986, and as President in 1977.

     Mr. Wasson has been President and Chief Executive Officer of Laurens Electric Cooperative, Inc. since 1975.

     Mr. Moore was appointed as a Director of the Company in September 1997. Mr. Moore, currently an investor, is the former President of Reeves Brothers, Inc., in Spartanburg, South Carolina.

     Mr. Davis was owner and President of Palmetto Spinning Corporation ("PSC"), where he was employed from 1969 to 1995. Mr. Davis sold PSC to Martin Color-fi, Inc. in 1994 and retired in 1995. Mr. Davis is currently a director of Martin Color-fi, Inc.

     Mr. George has been General Manager of George Motor Company in Laurens, South Carolina, since 1964.

     Mr. Glenn has been a partner with the law firm of Glenn, Haigler & Maddox since 1992. From 1983 to 1992 he was a sole practitioner in Anderson, South Carolina.

     Ms. Smith was appointed as Director in September 1997. She has been the Director of Annual Giving for Clemson University since 1986.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held eleven meetings in 1998. The Board of Directors has an Audit and Examining Committee which reviews the audit plan, the results of the audit engagement of the Company's accountants, the scope and results of the Company's procedures for internal auditing and internal control, and the internal audit reports of the Company. The

Audit Committee is currently comprised of Messrs. Davis, Wasson, and Moore. Mr. Davis serves as Chairman. The Audit Committee formally met once during 1998.

     The Board of Directors has a Compensation Committee which reviews the Company's compensation policies and benefit plans and makes recommendations regarding senior management compensation. Its report is set forth herein. The Compensation Committee is currently comprised of Messrs. Cannon, Shoemaker and Wasson. Mr. Shoemaker serves as Chairman. The Compensation Committee met three times during 1998. No members of the Compensation Committee are officers or employees of the Company.

     The Board of Directors has a Trust Committee, which reviews the operation of the Company's Trust Department. The Trust Committee is currently comprised of Ms. Smith, and Messrs. Snead and George. Mr. George serves as Chairman. The Trust Committee met eleven times during 1998.

     The Board of Directors has a Credit Committee, which reviews certain loan applications and other credit matters. The Credit Committee is currently comprised of Messrs. Gramling, Stringer, and Glenn. Mr. Gramling serves as Chairman. The Credit Committee met eleven times during 1998.

     The Company does not have a Nominating Committee. The functions typically performed by a Nominating Committee were performed by the entire Board of Directors. Mr. Patterson serves ex officio on all committees.


                              EXECUTIVE OFFICERS

     The Company's executive officers are appointed by the Board of Directors and serve at the pleasure of the Board. The following persons serve as executive officers of the Company.



                                               COMPANY OFFICES                   COMPANY
NAME                        AGE                 CURRENTLY HELD                OFFICER SINCE
------------------------   -----   ---------------------------------------   --------------
   L. Leon Patterson        57     Chief Executive Officer                        1982
   Paul W. Stringer         55     President and Chief Operating Officer          1982
   Ralph M. Burns, III      48     Treasurer                                      1982

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

     Mr. Patterson's business experience is set forth above under "Business Experience of Nominees and Directors."

     Mr. Stringer's business experience is set forth above under "Business Experience of Nominees and Directors."

     Mr. Burns has served as Treasurer of the Company since April 1998. Mr. Burns served as a Vice President of the Company from April 1990 until April 1998. Mr. Burns also has served as Senior Vice President and Cashier of The Palmetto Bank since January 1982. From January 1978 to December 1981, he served as Assistant Vice President and Cashier of The Palmetto Bank, and from January 1976 to December 1977, he served as Assistant Cashier of The Palmetto Bank.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     During 1997 directors received an annual fee of $9,000, which includes a retainer fee of $3,000. However, if a director misses more than one directors' meeting and such absence(s) is not excused by the Company, the Company reduces such fee by $500 for each unexcused absence. In accordance with the preceding, Mr. Wasson received a total of only $8,000 in 1998 due to two unexcused absences. The Company feels that these payments are an appropriate reflection of their service as directors and the number of directors' meetings attended. Except as discussed in the preceding sentences all directors received the full annual fee. See Election of Directors -- Meetings and Committees of the Board of Directors.


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION TO EXECUTIVE OFFICERS

     The following table shows the cash compensation paid by the Company, as well as certain other compensation paid or accrued, to the Company's Chief Executive Officer and to the executive officers of the Company who earned in excess of $100,000 per year in compensation (in all capacities) (collectively, the "Named Executive Officers") for the years ending December 31, 1998, 1997 and 1996.


                          SUMMARY COMPENSATION TABLE



                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                 -------------
                                                                                   SECURITIES
           NAME AND                                              OTHER ANNUAL      UNDERLYING      ALL OTHER
      PRINCIPAL POSITION                   SALARY      BONUS     COMPENSATION       OPTIONS       COMPENSATION
         DURING 1998             YEAR       ($)         ($)           ($)         GRANTED (#)         ($)
-----------------------------   ------   ---------   --------   --------------   -------------   -------------
L. Leon Patterson,              1998     198,500     41,685      9,000(1)           18,000         47,731 (3)
  Chairman of the Board and     1997     182,000     43,698      9,000(1)             -0-          67,354
  Chief Executive Officer       1996     170,000     54,740      9,000(1)             -0-          65,059
Paul W. Stringer,               1998     163,000     34,230      9,000(1)           15,000         34,886 (4)
  Director, President and       1997     150,000     36,015      9,000(1)             -0-          42,164
  Chief Operating Officer       1996     139,000     44,758      9,000(1)             -0-          38,293
Philip A. Betette,              1998      91,500     19,215           (2)            9,000           -0-
  Vice President                1997      88,000     21,129           (2)             -0-          10,672
                                1996      85,000     27,370           (2)             -0-           6,253
Ralph M. Burns, III,            1998      88,400     18,564           (2)            9,000           -0-
  Treasurer                     1997      85,000     20,409           (2)             -0-          10,182
                                1996      80,750     26,002           (2)             -0-           5,841

---------
(1) Included in other annual compensation for Mr. Patterson and Mr. Stringer is the annual fee they received for their service as directors.

(2) Certain amounts may have been expended by the Company which may have had value as a personal benefit to the executive officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such executive officer.

(3) This amount is comprised of premiums paid by the Company on behalf of Mr. Patterson with respect to life insurance not generally available to all Company employees.

(4) This amount is comprised of premiums paid by the Company on behalf of Mr. Stringer with respect to life insurance not generally available to all Company employees.


STOCK OPTIONS

     The following table sets forth information regarding option grants with respect to Common Stock made by the Company to the Named Executive Officers during 1998.


                       OPTION GRANTS IN LAST FISCAL YEAR



                                           INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------------------
                                         % OF TOTAL
                          NUMBER OF        OPTONS/
                          SECURITIES        SARS
                          UNDERLYING     GRANTED TO                                         GRANT DATE
                           OPTIONS        EMPLOYEES     EXCERCISE PRICE     EXPIRATION     PRESENT VALUE
         NAME            GRANTED (3)       IN 1998           ($/SH)            DATE           ($)(1)
---------------------   -------------   ------------   -----------------   ------------   --------------
 L. Leon Patterson         18,000           35%               17.50         12/31/08            6.67
 Paul W. Stringer          15,000           29%               17.50         12/31/08            6.67
 Phillip A. Betette         9,000           18%               17.50         12/31/08            6.67
 Ralph M. Burns             9,000           18%               17.50         12/31/08            6.67

---------
(1) The present value of these options was calculated using the Black-Scholes option pricing model and assuming volatility of 22.20%, a risk free return rate of 5.57%, dividend yield of 1.40% and an average expected option life of 10 years. These assumptions are the same assumptions used in the Company's 1998 pro forma disclosures of stock option compensation expense in accordance with Statement of Financial Accounting Standards No. 123,
   "Accounting for Stock-Based Compensation." The ultimate values of the options will depend on the future market price of the Common Stock. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

OPTION EXERCISES

     The following table sets forth information with respect to the Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND YEAR-END OPTION VALUES



                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                                                         OPTIONS AT 1998 FISCAL     MONEY OPTIONS AT 1998 FISCAL
                                                              YEAR-END (#)                YEAR-END ($) (1)
                                                        ------------------------   -----------------------------
                                              VALUE
                        SHARES ACQUIRED     REALIZED          EXERCISABLE\                  EXERCISABLE\
NAME                    ON EXERCISE (#)      ($)(1)           UNEXERCISABLE                UNEXERCISABLE
--------------------   -----------------   ----------   ------------------------   -----------------------------
L. Leon Patterson             0                0              3,600\14,400                      $ 0
Paul W. Stringer              0                0              3,000\12,000                      $ 0
Philip A. Betette             0                0               1,800\7,200                      $ 0
Ralph M. Burns III            0                0               1,800\7,200                      $ 0

---------
(1) Based on the difference between the option exercise price and the value assigned to the Company's Common Stock by The Bank Advisory Group, Inc., Austin, Texas, an independent appraiser, for purposes of distributing shares of Common Stock contributed by the Company to The Palmetto Bank Employee Stock Ownership Plan and Trust for fiscal year 1997. This valuation is the same valuation that was used to determine the exercise price of the stock options; so that is why the value realized in 1998 is $0. The fiscal year 1998 valuation has not been completed.

                                 PENSION PLAN

     The following table sets forth the estimated annual benefits (in single-life annuity amounts) payable upon normal retirement in fiscal year 1998 to participants whose highest average five-year earnings and years of service are as listed. The table assumes integration at the current wage base of $68,400. At the end of 1998, the individuals named in the Summary Compensation Table above will have had the following final average compensation credited for purposes of the Pension Plan and number of years of service: Mr. Patterson, $219,773, 31 years; Mr. Stringer, $180,757, 29 years; Mr. Betette, $106,801, 24 years; and Mr. Burns, $101,824, 23 years.


                              PENSION PLAN TABLE



                                      YEARS OF SERVICE
  REMUNERATION        5           10           20           25           30           35
---------------   ---------   ----------   ----------   ----------   ----------   ----------
$     10,000       $   575     $ 1,150      $ 2,300      $ 2,875      $ 3,450      $ 4,025
      20,000         1,150       2,300        4,600        5,750        6,900        8,050
      40,000         2,588       5,177       10,353       12,942       15,530       18,118
      60,000         4,388       8,777       17,553       21,942       26,330       30,718
      80,000         6,188      12,377       24,753       30,942       37,130       43,318
     100,000         7,988      15,977       31,953       39,942       47,930       55,918
     120,000         9,788      19,577       39,153       48,942       58,730       68,518
     140,000        11,588      23,177       46,353       57,942       69,530       81,118
160,000 + up        13,388      26,777       53,553       66,942       80,330       93,718

     The base compensation and any bonuses are covered by the Pension Plan. There is no variation between the compensation covered by the Pension Plan and the amounts listed in the Summary Compensation Table. The benefits of the Pension Plan are based on straight-life annuity amounts, and are not subject to any deduction for Social Security or other offset amounts.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions with respect to the compensation of the Company's executive officers are made by the Compensation Committee of the Board. Each member of the Compensation Committee is a non-employee director. All decisions of the Compensation Committee relating to the compensation matters are reviewed by the full Board of Directors. Set forth below is a report submitted by the Compensation Committee which addresses the Company's compensation policies for 1998 with respect to Mr. Patterson as CEO, and Messrs. Stringer, Betette and Burns, who represent all executive officers of the Company who earned in excess of $100,000 during 1998.

COMPENSATION COMMITTEE REPORT

     GENERAL COMPENSATION POLICIES AND SPECIFIC GUIDELINES. The Compensation Committee believes that compensation arrangements should be structured so as to provide competitive levels of compensation that integrate pay with the Company's performance goals. The Company has in place a Senior Management Incentive Plan (the "Bonus Plan"), which establishes a point system that determines incentive cash awards based on the extent to which the Company met certain performance goals adopted by the Compensation Committee. The Bonus Plan provides that the twelve members of senior management who are designated each year by the Compensation Committee (the "Senior Executives") will receive up to 35% of their base salary in incentive cash compensation if 100% of the performance goals were met and exceeded by specified amounts. For 1998, the Compensation Committee adopted seven performance goals, including return on assets, return on equity, net interest margin, net overhead ratio, net charge-off ratio, deposit growth and loan growth.

     Base salaries were set by the Board, after recommendation by the Compensation Committee. They were intended to reflect individual performance and responsibility and to represent compensation believed by the Compensation Committee to be appropriate for the Senior Executives.

     RELATIONSHIP OF PERFORMANCE TO EXECUTIVE COMPENSATION. As described above, Company performance was an integral part in determining the compensation of Senior Executives. Assuming that 100% of the performance goals are met each year, approximately 35% of a Senior Executive's total compensation will consist of incentive payments made pursuant to the Bonus Plan. Internal goals are the Company's means of judging its performance.

     COMPENSATION PAID DURING 1998. Compensation paid the Company's executive officers in 1998 consisted of the following elements: base salary and bonus.

     Based on Company performance, twelve executive officers, including the Senior Executives, received bonuses equal to 21% of their base salary pursuant to the Bonus Plan.

     OTHER COMPENSATION PLANS AND COMPENSATION. The Company has adopted certain executive officer life insurance plans and certain broad-based employee benefit plans in which Senior Executives participate. The value of these items is set forth in the Summary Compensation Table above under the "All Other Compensation" heading. Executive officers also may have received perquisites in connection with their employment. However, such perquisites totaled less than 10% of their cash compensation in 1998. The foregoing benefits and compensation are not directly or indirectly tied to Company performance.

     MR. PATTERSON'S 1998 COMPENSATION. Mr. Patterson's 1998 compensation consisted of a base salary, cash bonus, split-dollar life insurance and supplemental life insurance policies, and certain perquisites (which did not exceed 10% of his base salary and bonus) and the various forms of other compensation set forth in the preceding paragraph that were available generally to all employees. Mr. Patterson's base salary was $198,500 in 1998, as recommended by the Compensation Committee to the Board of Directors. Mr. Patterson also received $9,000 in directors' fees, which is included in the Summary Compensation Table above under the "Other Annual Compensation" heading. Mr. Patterson's cash bonus was determined in accordance with the Bonus Plan and was 21% of his base salary, or $41,685, for 1998.

   COMPENSATION COMMITTEE:
   James M. Shoemaker, Jr., Chairman
   James A. Cannon
   J. David Wasson, Jr.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS

PERFORMANCE GRAPH

     The following graph sets forth the performance of the Company's Common Stock for the period from December 31, 1993 through December 31, 1998 as compared to the NASDAQ Market Composite Index and an index comprised of all NASDAQ commercial banks and bank holding companies. All stock prices reflect the reinvestment of cash dividends.


Performance graph here. Plot points appear below:

                   Palmetto Bancshares     NASDAQ Composite      NASDAQ Bank
                   -------------------     ----------------      -----------
1993                   100.00                  100.00              100.00
1994                   116.54                   96.80              101.11
1995                   130.98                  136.72              145.92
1996                   180.65                  159.43              172.07
1997                   220.59                  181.06              235.66
1998                   252.72                  220.69              223.89

                           PALMETTO BANCSHARES, INC.
                      ANNUAL INCREASE OF $100 INVESTMENT
                    DECEMBER 31, 1993 TO DECEMBER 31, 1998



                   PALMETTO BANCSHARES STOCK PRICE PLUS DIVIDEND
                INITIAL      VALUE       VALUE        %      INVESTMENT
              INVESTMENT   BEGINNING      END     INCREASE      END
             ------------ ----------- ---------- ---------- -----------
  12/31/93                                                      100.00
  12/31/94       100.00       10.16       11.84     16.54%      116.54
  12/31/95       116.54       11.84       13.55     14.44%      130.98
  12/31/96       130.98       13.55       20.28     49.67%      180.65
  12/31/97       180.65       20.28       28.38     39.94%      220.59
  12/31/98       220.59       28.38       37.50     32.14%      252.72

                         NASDAQ COMPOSITE MARKET INDEX
                      ANNUAL INCREASE OF $100 INVESTMENT
                    DECEMBER 31, 1993 TO DECEMBER 31, 1998



                           NASDAQ MARKET INDEX STOCK PRICE
                INITIAL      PRICE       PRICE         %      INVESTMENT
              INVESTMENT   BEGINNING      END      INCREASE      END
             ------------ ----------- ----------- ---------- -----------
  12/31/93                                                       100.00
  12/31/94       100.00       776.80      751.96     -3.20%       96.80
  12/31/95        96.80       751.96    1,052.13     39.92%      136.72
  12/31/96       136.72     1,052.13    1,291.03     22.71%      159.43
  12/31/97       159.43     1,291.03    1,570.35     21.64%      181.06
  12/31/98       181.06     1,570.35    2,192.69     39.63%      220.69

                          NASDAQ BANK COMPOSITE INDEX
                       ANNUAL INCREASE OF $100 INVESTMENT
                    DECEMBER 31, 1993 TO DECEMBER 31, 1998



                           NASDAQ MARKET INDEX STOCK PRICE
                INITIAL      PRICE       PRICE         %      INVESTMENT
              INVESTMENT   BEGINNING      END      INCREASE      END
             ------------ ----------- ----------- ---------- -----------
  12/31/93                                                       100.00
  12/31/94       100.00       689.43      697.07      1.11%      101.11
  12/31/95       101.11       697.07    1,009.41     44.81%      145.92
  12/31/96       145.92     1,009.41    1,273.46     26.16%      172.07
  12/31/97       172.07     1,273.46    2,083.22     63.59%      235.66
  12/31/98       235.66     2,083.22    1,838.00    -11.77%      223.89

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company knows of no person who, or group that, owns beneficially more than 5% of the outstanding shares of Common Stock of the Company as of March 5, 1999, except as set forth below:



                                          AMOUNT AND NATURE OF     PERCENT OF
 NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP       CLASS
--------------------------------------   ----------------------   -----------
  L. Leon Patterson                             269,077           8.67%
  301 Hillcrest Drive
  Laurens, SC 29360
  D. Smith Patterson                            159,343           5.14%
  831 West Main Street
  Laurens, SC 29360

     The information below is furnished as of March 5, 1999 as to the Company's Common Stock owned beneficially or of record by each of the Directors individually, by certain named executive officers and by all Directors and executive officers of the Company as a group. Unless otherwise noted, each person has sole voting power and sole investment power with respect to shares listed.



                                         AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP     PERCENT OF CLASS
-------------------------------------   ----------------------   -----------------
   DIRECTORS
  L. Leon Patterson                             269,077(1)          8.67%
  Paul W. Stringer                               32,809(2)          1.06%
  James M. Shoemaker, Jr.                         7,100(6)           (3)
  John T. Gramling, II                            6,500(6)           (3)
  W. Fred Davis, Jr.                             17,415(6)           (3)
  David P. George, Jr.                            2,900(6)           (3)
  James A. Cannon                                 7,014(6)           (3)
  J. David Wasson                                 4,400(6)           (3)
  Michael D. Glenn                                1,415(6)           (3)
  Ann B. Smith                                      600(6)           (3)
  William K. Snead                                5,743(4)           (3)
  William S. Moore                                5,600(5)           (3)
   EXECUTIVE OFFICERS
  Ralph M. Burns, III                            20,691(7)           (3)
   DIRECTORS AND EXECUTIVE
   OFFICERS AS A GROUP (13 persons)             381,264            12.29%(8)

(1) Mr. Patterson is Chief Executive Officer of the Company. The number of shares shown as beneficially owned by Mr. Patterson includes 15,745 shares in the 401(k) account of Mr. Patterson, 27,932 shares owned by Mr. Patterson's wife, as to which shares Mr. Patterson disclaims beneficial ownership, and 3,600 unissued shares that can be acquired by the exercise of options.

(2) Mr. Stringer is President of the Company. The number of shares shown as beneficially owned by Mr. Stringer includes 12,929 shares in the 401(k) account of Mr. Stringer, 3,000 unissued shares that can be acquired by the exercise of options.

(3) Each of these persons owns less than one percent of the outstanding shares of common stock of the Company.

(4) Mr. Snead is a Director of the Company. The number of shares shown as beneficially owned by Mr. Snead includes 600 shares each in trust accounts for his two sons, as to which he acts as Custodian. The number of shares also includes 180 shares owned by Mr. Snead's wife. Mr. Snead disclaims beneficial ownership of the trust account shares and the shares owned by his wife. Also included are 500 unissued shares that can be acquired by the exercise of options.

(5) Mr. Moore is a Director of the Company. The number of shares beneficially owned by Mr. Moore includes 300 shares each in trust accounts for the benefit of Mr. Moore's son and daughter. Mr. Moore disclaims beneficial ownership of these shares.

(6) Also included are 500 unissued shares that can be acquired by the exercise of options.

(7) Mr. Burns is Treasurer of the Company. The number of shares shown as beneficially owned by Mr. Burns includes 8,171 shares in the 401(k) account of Mr. Burns, and 1,800 unissued shares that can be acquired by the exercise of options.

(8) The beneficial ownership stated above represents sole voting and investment power, except as indicated in the footnotes above.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain of the Company's directors and officers are also customers of the Company and have home mortgages, personal credit lines, credit cards, and other loans with the Company. All of these loans were made in the ordinary course of business, were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

     The law firm of Wyche, Burgess, Freeman & Parham, P.A. serves as general counsel to the Company and receives legal fees from the Company. Mr. Shoemaker, a Director of the Company and Chairman of the Compensation Committee, is a member of such law firm. The Company believes that the terms of its relationship with the law firm are at least as favorable as could be obtained from a third party.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Executive officers, Directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1998, all required Section 16(a) filings applicable to its executive officers, Directors and greater than 10% beneficial owners were made on a timely basis with the exception of the following. Messrs. Stringer and Snead each engaged in a single transaction in 1998 that should have been reported on a Form 4, but was instead reported on a Form 5 filed timely.

                PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
                  TO ESTABLISH RELEVANT FACTORS FOR THE BOARD
            IN ITS CONSIDERATION OF A PROPOSED BUSINESS COMBINATION
                              ITEM 2 ON THE PROXY

GENERAL

     This proposal would amend the Company's Articles of Incorporation to provide that in evaluating any third party tender offer or offer regarding a potential merger, consolidation, share exchange or disposition of substantially all of the Company's assets, the Board is explicitly authorized to consider antitrust and other regulatory issues; the reputation and business practices of the offeror as they would affect the employees and customers of the Company; and the impact on the employees and customers of the Company and its subsidiaries and on the community that they serve. The proposed amendment (the "Relevant Factors Amendment") would also authorize the Board to consider the offer in light of the Company's historical operating results, current financial condition and future prospects; whether the Company could obtain a more favorable offer; the reputation and business practices of the offeror as they would affect the future value of the Company's stock; and the value of any securities to be exchanged for those of the Company.

     The relevant text of the Articles as it would read assuming adoption of the Relevant Factors Amendment is set forth under "Relevant Factors Amendment" in Exhibit A. The current Articles and bylaws of the Company do not contain any provisions that deal specifically with the Board's consideration of acquisition proposals, although the Articles require the affirmative vote of shareholders holding 80% of the Company's outstanding common stock to approve mergers, acquisitions and similar transactions involving a shareholder that beneficially owns 10% or more of the Company's common stock. The Articles and bylaws of the Company do not currently contain any provisions that are likely to materially impede a third party from acquiring control of the Company other than the 80% shareholder approval requirement described in the previous sentence and a provision in the Articles described in Item 3 below, establishing staggered terms for Directors.


REASONS FOR THE PROPOSED AMENDMENT

     The proposed factors reflect the Board's conviction that a community banking institution, in addition to its primary duty to shareholders, has a responsibility to consider the larger interests of the community that it serves. The Board believes that this conviction is shared by the Company's shareholders. With respect to the proposed factors that are financially related, the Board desires to ensure that any decision regarding a business combination, acquisition or sale of assets will be made with a broad view of relevant considerations that will truly maximize the long-term value of the shareholders' economic interest.


OTHER CONSIDERATIONS

     The Relevant Factors Amendment permits the Board to take into account certain nonshareholder interests, even if such interests conflict with the economic interests of shareholders in maximizing the value of their shares. In addition, because certain members of the Company's management are also Board members, the interest of each Board member may not always be identical to that of the Company's shareholders. Neither the Board nor the executive officers of the Company have any financial or other personal interest in the adoption of the Relevant Factors Amendment.


VOTE REQUIRED

     The adoption of the Relevant Factors Amendment requires the affirmative vote of holders of two-thirds (2/3) of the Company's shares of Common Stock outstanding on the record date.

   THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RELEVANT FACTORS
                AMENDMENT.


                PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
                      REGARDING THE REMOVAL OF DIRECTORS
                              ITEM 3 ON THE PROXY

GENERAL

     This proposal would amend the Company's Articles of Incorporation to provide that no director could be removed from office prior to the expiration of such director's term of office except for cause. The Company's Articles currently do not contain any provisions with respect to the removal of directors. Under the current bylaws of the Company, the shareholders may remove a director with or without cause if the votes cast in favor of removal exceed those cast against removal at a meeting duly called for that purpose. Under section 33-8-108 of the South Carolina Business Corporation Act, cause for removal means the commission of fraudulent or dishonest acts or gross abuse of authority.

     One effect of the proposed amendment generally would be to prevent a third party acquiring majority control of the Company's common stock from immediately taking control of the Board of Directors. The Articles currently provide for the election of directors with staggered terms -- there are three classes of directors each elected for three-year terms, with only one class being considered for re-election each year. Together with the staggered terms provision, a removal for cause requirement generally would not permit such a third party to elect a majority of the Board until the second annual meeting following the date on which the third party acquired a majority of the Company's Common Stock. Unless Directors gave cause for their removal, the third party could only replace Directors by waiting until their terms expired, and because only a third of the Directors' terms expire at each annual meeting, such third party would only have elected a majority of the Board after two annual meetings -- one-third at the first, another third at the second. The Articles and bylaws of the Company do not currently contain any provisions that are likely to materially impede a third party from acquiring control of the Company other than the provision for staggered board terms and the provision, described in Item 2 above, requiring 80% shareholder approval of certain transactions involving a 10% beneficial owner of the Company.

     The relevant text of the Articles as it would read assuming adoption of this proposal is set forth under "Removal of Directors Amendment" in Appendix A.


REASONS FOR THE PROPOSED AMENDMENT

     The Board believes that this proposal will enhance its ability to protect shareholders against attempts to acquire control of the Company by means of unfair or abusive tactics that exist in many unsolicited takeover attempts. The proposal would encourage persons seeking to acquire control of the Company to engage in good faith, arms-length negotiations with the Board regarding the structure of their proposal, rather than waging a hostile proxy contest, and would permit the Board to engage in such negotiations from a stronger position. In addition, the proposal would facilitate the Company's attracting and retaining qualified Board members and hiring and retaining competent management personnel by increasing the likelihood of a stable employment environment.


OTHER CONSIDERATIONS

     If approved, this proposal could have the effect of deterring certain third parties from making a tender offer for or acquiring substantial blocks of the Company's shares. Such transactions tend to increase, at least temporarily, market prices for the Company's stock. Consequently, if this proposal is approved, Company shareholders could be deprived of temporary opportunities to sell their shares at higher market prices. Moreover, by possibly deterring tender offers or acquisitions of substantial blocks of the Common Stock, the proposal might have the incidental effect of inhibiting certain changes in incumbent management, some or all of whom may be replaced in the course of a change in control of the Company. Because the Directors will be directly affected by this proposal, they may be deemed to have an interest in the outcome of the proposal.

     This proposal is not in response to any specific effort to accumulate the Company's Common Stock or to obtain control of the Company. Nevertheless, as discussed above, the Board feels that the adoption of the proposed amendment is in the best interests both of the Company and its shareholders.


VOTE REQUIRED

     The adoption of this proposal requires the affirmative vote of holders of two-thirds ( 2/3) of the Company's shares of Common Stock outstanding on the Record Date.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of KPMG Peat Marwick LLP, the Company's independent auditor, will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions from shareholders.


                             SHAREHOLDER PROPOSALS

     Proposals by shareholders for consideration at the 2000 Annual Meeting of Shareholders must be received at the Company's offices at 301 Hillcrest Drive,
P. O. Box 49, Laurens, South Carolina 29360, no later than November 20, 1999, if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 2000 Annual Meeting. Under the regulations of the Securities and Exchange Commission, the Company is not required to include shareholder proposals in its proxy materials unless certain other conditions specified in those regulations are satisfied. Any shareholder desiring to submit a proposal to an annual or special meeting of shareholders shall submit information regarding the proposal, together with the proposal, to the corporation at least 45 days prior to the shareholders meeting at which such proposal is to be presented.


                             FINANCIAL INFORMATION

     THE COMPANY'S 1998 ANNUAL REPORT IS BEING MAILED TO SHAREHOLDERS CONTEMPORANEOUSLY WITH THESE PROXY MATERIALS. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY SHAREHOLDER OF RECORD AS OF MARCH 5, 1999, WHO SO REQUESTS IN WRITING, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1998 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY SUCH REQUEST SHOULD BE DIRECTED TO PALMETTO BANCSHARES, INC., POST OFFICE BOX 49, LAURENS, SOUTH CAROLINA 29360 ATTENTION: CORPORATE SECRETARY.


                                 OTHER MATTERS

     Management is not aware of any other matter to be brought before the Annual Meeting. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

                                        By order of the Board of Directors,




                                        L. LEON PATTERSON
                                        CHAIRMAN

March 19, 1999
Laurens, South Carolina

APPENDIX A


                          RELEVANT FACTORS AMENDMENT
                              ITEM 2 ON THE PROXY

     The Board of Directors, when evaluating any offer of another party to (i.) make a tender or exchange offer for any equity security of the Corporation,
(ii) merge or consolidate the Corporation with another Corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders, give due consideration to (u) whether the offer is acceptable based on the historical operating results, current financial condition and future prospects of the Corporation and its subsidiaries, including consideration of the Corporation's current strategic plan; (v) whether a more favorable offer could be obtained in the foreseeable future; (w) the social, economic or any other material impact of the proposed transaction upon the employees and customers of the Corporation and its subsidiaries and the community that they serve; (x) the reputation and business practices of the offeror and its management and affiliates as they might affect the employees and customers of the Corporation and its subsidiaries and the future value of the Corporation's stock; (y) the value of the securities, if any, that the offeror is offering in exchange for the Corporation's or its subsidiary's securities or assets based on an analysis of the value of the Corporation or its subsidiary as compared to the value of the offeror or other entity whose securities are being offered; and (z) any antitrust or other legal or regulatory issues that are raised by the offer.


                                     * * *


                        REMOVAL OF DIRECTORS AMENDMENT
                              ITEM 3 ON THE PROXY

     A director may be removed from office prior to the expiration of such director's term only for cause and only if such removal is approved by affirmative vote of the holders of a majority of the Company's outstanding common stock.

P                              PALMETTO BANCSHARES, INC.
R                           ANNUAL MEETING, APRIL 20, 1999
O
X
Y
     The undersigned shareholder of Palmetto Bancshares, Inc., hereby revoking all previous proxies, hereby appoints L. Leon Patterson and Teresa M. Crabtree and each of them, the attorneys of the undersigned, with power of substitution, to vote all stock of Palmetto Bancshares, Inc. standing in the name of the undersigned upon all matters at the Company's Annual Meeting to be held at The Palmetto Bank, Corporate Center, 301 Hillcrest Drive, Laurens, South Carolina on Tuesday, April 20, 1999 at 3:00 p.m. and at any adjournments thereof, with all powers the undersigned would possess if personally present, and without limiting the general authorization and power hereby given, directs said attorneys or either of them to cast the undersigned's vote as specified below.


  1. ELECTION OF DIRECTORS FOR THREE YEAR TERMS.
  [ ] FOR ALL NOMINEES set forth below              [ ] WITHHOLD AUTHORITY to vote
  (except as marked to the contrary below [ ] ):        for all nominees below:

  John T. Gramling, II     James M. Shoemaker, Jr.     Paul W. Stringer
                               Edward K. Snead

  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
               A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.


  2. PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO ESTABLISH RELEVANT FACTORS TO
     BE CONSIDERED BY THE BOARD OF DIRECTORS IN EVALUATING CERTAIN EXTRAORDINARY CORPORATE TRANSACTIONS.
                 [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
  3. PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO PROVIDE THAT A DIRECTOR MAY BE
     REMOVED PRIOR TO EXPIRATION OF HIS OR HER TERM ONLY FOR CAUSE.
                 [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
  4. At their discretion upon such other matters as may properly come before the meeting.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PALMETTO BANCSHARES, INC. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR APPROVAL OF EACH OF THE PROPOSALS ABOVE.

     Please sign this Proxy as your name or names appear hereon. If stock is held jointly, signature should appear for both names. When signing as attorney, administrator, trustee, guardian or agent, please indicate the capacity in which you are acting. If stock is held by a corporation, please sign in full corporate name by authorized officer and give title of office.
Dated this ____ day of _____________, 1999


                                    -----------------------------------------
                                    Print Name (and title if appropriate)

                                    -----------------------------------------
                                    Print Name (and title if appropriate)

                                    -----------------------------------------
                                    Signature

                                    -----------------------------------------
                                    Signature

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
                            POSTAGE-PAID ENVELOPE.